AMENDMENT NO. 2 TO
                            PARTICIPATION AGREEMENT


     THIS AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT is made as of August 4, 2006, by and between Security Benefit Life Insurance Company (the "Company") and Allianz Global Investors Fund Management LLC (formerly PIMCO Advisors Fund Management LLC) ("AGIF"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

     WHEREAS, the Company and AGIF are parties to that certain Participation Agreement dated April 25, 2002, as amended July 1, 2003 (the "Agreement"); and

     WHEREAS, the parties wish to make Class A shares and Class R shares of each Portfolio of each Trust available under the Agreement as set forth in Schedule A, as such Schedule A shall be amended from time to time; and

     WHEREAS, the parties wish to amend the Agreement to add additional Accounts and Contracts to Schedule A.

     NOW, THEREFORE, in consideration of their mutual promises, the Company and AGIF agree as follows:

1. SCHEDULE A. The previous Schedule A to the Agreement is hereby deleted in its entirety and replaced with the accompanying Schedule A reflecting the addition of Accounts, Contracts and Portfolios of each Trust that are currently offered, as such Schedule A shall be amended from time to time.

2. NEW PORTFOLIOS. One or more new series portfolios of each Trust and Class A and Class R shares thereof may be established (each a "New Portfolio"), not then represented on Schedule A hereto. Each such New Portfolio shall become subject to the provisions of the Agreement to the same extent as the existing Funds as reflected on Schedule A, except to the extent that such provisions may be modified with respect to each additional New Portfolio in writing by the parties at the time of the addition of the New Portfolio, and each such New Portfolio shall be added to Schedule A.

3. CONFLICTS AND ENTIRE AGREEMENT. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement or Amendment No. 1, it is the intention of the parties that the terms of this Amendment No. 2 shall control and the Agreement shall be interpreted on that basis.

4. AMENDMENTS. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.



SECURITY BENEFIT LIFE INSURANCE COMPANY




By:      /s/ Gregory J. Garvin
------------------------------
Name:    Gregory J. Garvin
Title:   VP

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:    /s/ Andrew J. Meyers
---------------------------
Name:  Andrew J. Meyers
Title: Managing Director and COO

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                                                                 August 4 , 2006

                                   SCHEDULE A



      ACCOUNT(S)                     CONTRACT(S)       DESIGNATED PORTFOLIO(S)
SBL Variable Annuity Account XIV        V6029

SBL Variable Annuity Account XVI        GV9497

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